Exhibit 10.1

Performance Unit Agreement

XOMA Corporation

Amended and Restated 2010 Long Term Incentive and Stock Award Plan

(A)	Recipient:

(B)	Grant Date:

(C)	Target Shares:

(D)	Grant Number:

Vesting Schedule: As set forth in Attachment I.

XOMA Corporation (the “Company”) has awarded you Performance Units (the “Performance Units”) to receive up to the number of Target Shares shown in item (C) above (the actual number of shares earned based upon achievement of the Performance Requirement as set forth in Attachment I, the “Earned Shares”, and the actual number of shares awarded to you based upon satisfaction of both the Service Based Requirement and the Performance Requirement (each, as set forth in Attachment I), the “Awarded Shares”). This award is granted pursuant to the Company’s Amended and Restated 2010 Long Term Incentive and Stock Award Plan (the “Plan”), the terms of which are incorporated herein by reference, and to the terms and conditions set forth in this Performance Unit Agreement (this “Agreement”), and effective as of the Grant Date in item (B) above. Capitalized terms used but not defined herein shall have the meanings given to them in the Plan.

The details of your award are as follows:

1. Grant Date. This award was granted on the Grant Date shown in item (B) above.

2. Transferability. This award shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution.

3. Vesting Schedule. Unless otherwise set forth in your employment agreement, the award granted herein will become vested in accordance with the terms set forth in Attachment I, provided that your Termination of Service has not occurred prior thereto.

4. Effect of Termination of Service.

a. If (i) your Termination of Service occurs for any reason (other than as may be provided in your employment agreement), or (ii) you make or attempt to make any unauthorized use or disclosure of confidential information or trade secrets of the Company or its Subsidiaries, then in any such event this award will cease to vest and the unvested portion hereof shall be forfeited immediately upon the date of such Termination of Service or such unauthorized use or disclosure of confidential or secret information or attempt thereat.

5. Distribution of Shares.

a. Subject to Section 9 below, on the dates the Performance Units become vested as provided in this Agreement (the “Original Issuance Date”), the Company shall distribute to you the number of Awarded Shares corresponding to the number of Performance Units then held by you that become vested on such dates. You will need to establish an electronic account with a broker designated by the Company in order to have Awarded Shares distributed to you. You agree that a portion of the Awarded Shares otherwise distributable on each such date, in an amount sufficient to satisfy the minimum amount of taxes required to be withheld in connection with such vesting and distribution, will not be distributed to you but will instead be sold by the designated broker on the distribution date at prevailing market prices and the proceeds thereof used to satisfy such withholding obligation. The Company may refuse to deliver Awarded Shares to you if you do not have arrangements satisfactory to the Company that will ensure your compliance with the foregoing in place prior to the applicable distribution date.

b. If the Original Issuance Date falls on a date that is not a business day, delivery shall occur on the next following business day. In addition, if:

i.

The Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell Shares on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement)), and

ii.

either (1) a withholding obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the withholding obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your withholding obligation in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling Shares in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Shares under this award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

6. Privilege of Share Ownership. The holder of this award will not have any rights of a stockholder with respect to the Awarded Shares until such individual has been issued a certificate for, or had his or her securities account credited with, the Awarded Shares.

7. Dividend Equivalents. The Performance Units are awarded without Dividend Equivalents.

8. Compliance with Laws and Regulations.

a. The issuance of Awarded Shares upon vesting will be subject to compliance by the Company and by you with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Company’s Shares may be listed at the time of such exercise and issuance.

b. In connection with the distribution of the Awarded Shares, you will execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of Federal and State securities laws.

9. Withholding.

a. As provided in Section 8(c) of the Plan and Section 5 of this Agreement, the Company is authorized to withhold from this award any amount of withholding or other taxes due in connection with this award, including the authority to withhold Awarded Shares to satisfy the minimum amount of taxes required to be withheld. Nothing herein shall limit the Company’s right, to the extent permitted or required by law, to deduct from any payment of any kind otherwise due to you, federal, state, local and foreign taxes of any kind required by law to be withheld at such time and not otherwise satisfied.

b. As a condition of the vesting and distribution of Awarded Shares under this Agreement, I acknowledge and agree that on each date on which Awarded Shares are to be distributed to me pursuant to this Agreement, a portion of such Awarded Shares otherwise distributable on such distribution date, in an amount sufficient to satisfy the minimum amount of taxes required to be withheld in connection with such vesting and distribution, will not be distributed to me but will instead be sold on the distribution date, at market prices prevailing on the principal stock exchange on which the Shares are traded, by a broker designated by the Company and the proceeds thereof used to satisfy such withholding obligation. I will not exercise any influence over how, when or whether to effectuate such sales. I acknowledge that the Company may refuse to deliver Awarded Shares to me if I do not have arrangements satisfactory to the Company that will ensure my compliance with the foregoing in place prior to the applicable distribution date. While this award is in effect, I further agree that I will not alter or deviate from this tax withholding arrangement (whether by changing the amount, price or timing of such sales) or enter into or alter a corresponding or hedging transaction or position with respect to the Awarded Shares covered by this award. I further acknowledge and agree that the Company shall have the right to terminate or suspend this tax withholding arrangement at any time in its discretion by notice to me in which case I will then be required to make other provision for the withholding taxes prior to the applicable distribution date.

10. Successors and Assigns. Except to the extent otherwise provided in Section 2, the provisions of this Agreement will inure to the benefit of, and be binding upon your successors, administrators, heirs, legal representatives and assigns and the successors and assigns of the Company.

11. Liability of the Company.

a. If the Awarded Shares covered by this Agreement exceed, as of the Grant Date, the number of Shares which may without stockholder approval be issued under the Plan, then this award will be void with respect to such excess shares unless stockholder approval of an amendment sufficiently increasing the number of Shares issuable under the Plan is obtained in accordance with the provisions of the Plan.

b. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this award will relieve the Company of any liability in respect of the non-issuance or sale of such Shares as to which such approval will not have been obtained.

12. No Employment Contract. If you are an employee of the Company, nothing in this Agreement or in the Plan will confer upon you any right to continue in the employ or service of the Company for any period of time or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate of the Company employing or retaining you) or you, which rights are hereby expressly reserved by each, to terminate your employee status as the case may be, at any time for any reason whatsoever, with or without cause.

13. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14. Construction. This Agreement and the award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. Any dispute regarding the interpretation of this Agreement will be submitted to the Committee for resolution. The decision of the Committee will be final, binding and conclusive. Questions regarding this award or the Plan should be referred to the Legal Department of the Company.

15. Governing Law. The interpretation, performance, and enforcement of this Agreement will be governed by the laws of Delaware.

16. Section 409A. It is intended that this Agreement will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 17 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts upon or following a termination of service that are considered deferred compensation under Section 409A, references to your “termination of service” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. The Agreement may be amended in any respect deemed necessary by the Committee in order to preserve compliance with Section 409A of the Code.

*signature page follows*

XOMA Corporation

By:
Name:
Title:

Date:

Accepted by Recipient:

By:
[Name]

Date:

Attachment I

The Performance Units will vest, if at all, upon the achievement of a performance-based requirement (the “Performance Requirement”) and a service-based requirement (the “Service Based Requirement”), each as described below. Performance Units will only vest and become Awarded Shares if both of the Performance Requirement and the Service Based Requirement are satisfied on or before the Expiration Date (as defined below), and subject to your not incurring a Termination of Service prior to the Expiration Date. Once the Performance Requirement has been satisfied, the applicable number of Earned Shares will vest in accordance with the Service Based Requirement. Terms used but otherwise not defined herein will have the meaning as set forth in the Performance Unit Agreement, to which this Attachment I is attached.

Performance Requirement: The Performance-Requirement will be achieved as to the percentage of Target Shares as set forth in the table below when the Closing Price (as defined below) following the Grant Date first equals or exceeds the amount set forth in the table below for any 30 consecutive calendar-day period on a VWAP (as defined below) basis. The Performance Requirement must occur prior to the Expiration Date.

Closing Price (determined based on VWAP)	% of Target Shares
less than $30	None
$30	58%
$35	77%
$40	89%
$45	100%

Service Based Requirement: Upon achievement of the Performance Requirement, 1/3 of the Earned Shares will vest immediately, 1/3 will vest upon the two-year anniversary of the Grant Date, and 1/3 will vest on the three-year anniversary of the Grant Date. No portion of the Performance Units will be eligible to vest as to the Service Based Requirement unless and until the Performance Based Requirement has been achieved. For example, if the two-year anniversary of the Grant Date occurs prior to the achievement of the Performance Requirement, no Shares will vest on such two-year anniversary; if the Performance Requirement is achieved following the two-year anniversary of the Grant Date but prior to the three-year anniversary of the Grant Date, 2/3 of the Earned Shares will vest immediately upon achievement of the Performance Requirement, and the remaining 1/3 of the Earned Shares will vest on the three-year anniversary of the Grant Date.

Example

For example purposes only, assume that before the second-anniversary of the Grant Date, the Closing Price equals or exceeds $30 for a 30 consecutive calendar-day period on a VWAP basis, 58% of the Target Shares are now Earned Shares as they have achieved the Performance Requirement and are subject to the Service Based Requirement, such that 1/3 of the Earned Shares will vest immediately, 1/3 will vest on the second-anniversary of the Grant Date, and 1/3 will vest on the third-anniversary of the Grant Date. Assume further that one year later, following the second-anniversary of the Grant Date but prior to the third anniversary of the Grant Date, the Closing Price equals or exceeds $35 for a 30 consecutive calendar-day period on a VWAP basis, an additional 19% of the Target Shares are now Earned Shares as they have achieved the Performance Requirement (for a total of 77% of the Target Shares) and are subject to the Service Based Requirement; 2/3 of this additional 19% will vest immediately, and the remaining portion will vest on the third-anniversary of the Grant Date, such that 77% of the Target Shares will have satisfied the Performance Requirement and Service Based Requirement on the third-anniversary of the Grant Date.

Definitions

“Closing Price” means the closing sales price for one (1) Share as reported by Nasdaq (or, if Nasdaq is not the principal trading market for such Shares, the closing sales price reported by the principal trading market for such Shares).

“Expiration Date” means the earlier of (i) three years and one day from the Grant Date, or (ii) the date of the 2026 Annual Meeting of Shareholders of the Company.

“VWAP” means, for any trading day, the per share volume-weighted average price of the Company’s Shares on Nasdaq, in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of Nasdaq on such trading day (or if such volume-weighted average price is unavailable, the market value of one Share on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The VWAP for any given trading day will be determined without regard to pre-market hours or after-hours trading or any other trading outside of the regular trading session trading hours.